Exhibit 5.1

June 28, 2021

Centerra Gold Inc.

1 University Avenue, Suite 1500

Toronto, Ontario

Canada, M5J 2P1

Dear Sirs/Mesdames:

Re:	Registration of Common Shares of Centerra Gold Inc.

We have acted as Canadian counsel to Centerra Gold Inc., a corporation incorporated under the Canada Business Corporations Act (“Centerra” or the “Company”), in connection with the registration under the United States Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed on or about the date hereof with the United States Securities and Exchange Commission (the “SEC”), of: (i) 1,440,207 common shares in the capital of the Company (“Common Shares”) issuable under the Centerra Gold Inc. Amended and Restated Restricted Share Unit Plan dated December 8, 2016; (ii) 4,467,851 Common Shares issuable under the Centerra Gold Inc. Employee Share Purchase Plan dated February 16, 2017; and (iii) 7,636,622 Common Shares issuable under the Centerra Gold Inc. Share Option and Share Appreciation Rights Plan dated December 9, 2010 (collectively, the “Registration Shares”). The Centerra Gold Inc. Amended and Restated Restricted Share Unit Plan dated December 8, 2016, the Centerra Gold Inc. Employee Share Purchase Plan dated February 16, 2017 and the Centerra Gold Inc. Share Option and Share Appreciation Rights Plan dated December 9, 2010 are collectively referred to herein as the “Incentive Plans”.

For purposes of this opinion, we have examined the Registration Statement and, for the purposes of this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Corporate Documents”):

a)	the certificate and articles of amendment of the Company;

b)	the by-laws of the Company;

c)	certain resolutions of the Company’s directors and shareholders; and

d)	a certificate of an officer of the Company with respect to certain factual matters (the “Officer’s Certificate”).

We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents, without independent investigation of the matters provided for therein for the purpose of providing our opinion.

In examining all documents and in providing our opinion we have assumed that:

a)	all individuals had the requisite legal capacity;

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b)	all signatures are genuine;

c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals; and

d)

all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of Company including, without limitation, the Officer’s Certificate, are complete, true and accurate.

We are qualified to carry on the practice of law in the province of Ontario and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the province of Ontario and the federal laws of Canada applicable therein. Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any person other than the addressee to rely on our opinion.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, the Registration Shares have been duly authorized and reserved for issuance pursuant to the Incentive Plans and when issued in accordance with the terms of the Incentive Plans, the Registration Shares will be validly issued as fully paid and non-assessible.

This opinion is rendered solely in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Company, the Registration Statement, the Registration Shares or the Incentive Plans. We express no opinion as to the adequacy of any consideration received by the Company. Our opinion as to the issuance of the Registration Shares as fully paid and non-assessable is based on the assumption that all required consideration (in whatever form) has been or will be paid or provided. This opinion may not be used or relied upon by you for any other purpose or used or relied upon by any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the SEC. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours very truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP